Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of Home Bancorp Inc. of our report dated March 13, 2015, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report on Form 10-K of Home Bancorp Inc. for the year ended December 31, 2014.

Atlanta, Georgia
May 4, 2015